UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                     FORM 15

             Certification and Notice of Termination of registration under Section 12(g) of the Securities Exchange Act of 1934 OR Suspension of duty to file reports under sections 13 and
                  15(d) of the securities exchange act of 1934
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                       Commission File Number 333-43225-01

                            WESCO Distribution, Inc.
             (Exact name of registrant as specified in its charter)

                            Commerce Court, Suite 700
                               Four Station Square
                         Pittsburgh, Pennsylvania 15219
                                 (412) 454-2200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

               9 1/8% Senior Subordinated Notes due 2008 (Title of
                 each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                               -------------------

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
      Rule 12g-4(a)(1)(i) [ ] Rule 12h-3(b)(1)(ii) [ ]
      Rule 12g-4(a)(1)(ii)[ ] Rule 12h-3(b)(2)(i)  [ ]
      Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(ii) [ ]
      Rule 12g-4(a)(2)(ii)[ ] Rule 15d-6           [x]
      Rule 12h-3(b)(1)(i) [ ]

      Approximate number of holders of record as of the certification or notice date:

9 1/8% Senior Subordinated Notes due 2008:
1 record holder  (35 beneficial holders)
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      Pursuant to the requirements of the Securities Exchange Act of 1934, WESCO
Distribution, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  April 1, 1999                    BY:  /s/Steven A. Burleson
                                             -----------------------------------
                                             Steven A. Burleson
                                     TITLE:  Vice President and Chief
                                             Financial Officer
                                             -----------------------------------